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                                                                    Exhibit 10.2

                                  [CHASE LOGO]

THE CHASE MANHATTAN BANK
1411 BROADWAY, 5TH FLOOR
NEW YORK, NY 10018

February 15, 2000

Health Management Systems, Inc.
401 Park Avenue South
New York, NY 10016

Attention: Mr. Alan Bendes

Ladies and Gentlemen:

We are pleased to advise you that based upon your annual financial statements for the fiscal year ended October 31, 1999, The Chase Manhattan Bank (the "Bank") has approved your request for a line of credit in the aggregate amount of $20,000,000. Our officers may, at their discretion, make short term loans to Health Management Systems, Inc. ("HMS") on such terms as are mutually agreed upon between us from time to time, including as to the guaranty by affiliates and subsidiaries of HMS.

Borrowings under this line are intended to be used to meet your normal short term working capital needs and general corporate purposes and will bear interest at a rate per annum (as selected by HMS) equal to (i) the Bank's Prime Rate in effect from time to time calculated on the basis of actual number of days elapsed in a year of 360 days and payable monthly or (ii) the London Interbank Offered Rate ("LIBOR") for corresponding deposits of U.S. Dollars (i.e. Eurodollars) plus .875% for interest periods of one, two, three or six months (as selected by HMS). LIBOR will be determined by the principal London Office of the Bank at the start of each interest period. Interest based on LIBOR shall be payable at the end of each interest period or quarterly, whichever is earlier, and is to be calculated on the basis of the actual number of days elapsed in a year of 360 days. LIBOR drawings shall require three business days' prior notice and be in minimum amounts of $250,000.

Borrowings under this line shall not be used to fund directly or indirectly any acquisitions by HMS or by any of its affiliates or subsidiaries.

In the event HMS shall prepay any outstanding LIBOR principal amount other than at the end of any applicable interest period (whether by reason of acceleration or otherwise) then HMS shall, upon demand, pay to the Bank any amounts required to compensate the Bank for additional losses, costs or expenses which it may reasonably incur as a result of such payment.

As this line is not a commitment, credit availability is, in addition, subject to your execution and delivery of such documentation as the Bank deems appropriate and the receipt and continuing satisfaction with current financial information (including without limitation audited annual and unaudited quarterly financial statements, promptly prepared and received), which information will be furnished to the Bank as it may from time to time reasonably request, and continuing satisfaction with your financial condition, business affairs and prospects.

This line expires on February 13th, 2001.

We are pleased to be of service and trust you will continue to call upon us to assist in any of your financing, banking and risk management requirements.

                                             Very truly yours,


                                             /s/ Dele Akinio II
                                             --------------------------------
                                             Dele Akinio II
                                             Vice President